Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 12, 2013 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $970,000, or $0.20 per diluted share, for the quarter ended June 30, 2013, compared to net income of $344,000, or $0.07 per diluted share, for the quarter ended June 30, 2012. Net income for the year ended June 30, 2013 was $2.6 million, or $0.52 per diluted share, compared to $2.0 million, or $0.40 per diluted share, for the year ended June 30, 2012.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the year ended
	6/30/2013	6/30/2012
	(Unaudited)
Interest income	$15,887	$18,186
Interest expense	3,351	4,288
Net interest income	12,536	13,898

Provision for (recovery of) loan losses	(66)	3,662
Net interest income after provision for (recovery of) loan losses	12,602	10,236

Total other income	4,489	4,977
Total noninterest expense	13,595	12,436
Income before income taxes	3,496	2,777

Income tax provision	929	788
Net income	$2,567	$1,989

Basic and diluted earnings per share(1)	$0.52	$0.40
Weighted average shares outstanding(1)	4,967,672	5,025,108

(1)
Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

ASSETS
Cash and Cash Equivalents	$16,787	$27,621	$39,375	$31,271	$29,079
Investment Securities	202,547	204,783	173,258	161,426	146,389
Loans Receivable, net	254,578	258,454	266,684	272,076	283,154
Other Assets	38,719	35,109	37,347	37,380	37,281
Total Assets	$512,631	$525,967	$516,664	$502,153	$495,903

LIABILITIES
Municipal Deposits	$90,141	$103,483	$102,806	$106,920	$103,086
Other Deposits	331,102	333,498	322,311	326,139	323,881
FHLB Advances	15,000	10,083	10,333	10,583	10,833
Other Liabilities	2,845	3,932	3,006	3,214	3,115
Total Liabilities	439,088	450,996	438,456	446,856	440,915
Commitments and contingencies	-	-	22,889	-	-
Total Stockholders' Equity	73,543	74,971	55,319	55,297	54,988
Total Liabilities & Stockholders' Equity	$512,631	$525,967	$516,664	$502,153	$495,903

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,712	$3,847	$4,103	$4,225	$4,509
Interest Expense	712	747	889	1,003	1,054
Net Interest Income	3,000	3,100	3,214	3,222	3,455
Provision for (Recovery of) Loan Losses	(651)	110	225	250	1,750
Net Interest Income after Provision
for (Recovery of) Loan Losses	3,651	2,990	2,989	2,972	1,705
Total Other Income	1,106	949	1,367	1,067	1,758
Total Noninterest Expense	3,381	3,427	3,370	3,417	3,090
Income before Tax Provision	1,376	512	986	622	373
Income Tax Provision	406	105	290	128	29
Net Income	$970	$407	$696	$494	$344
Basic and Diluted Earnings per Share (1)	$0.20	$0.08	$0.14	$0.10	$0.07
Weighted Average Shares Outstanding (1):
Basic and Diluted	4,875,257	4,892,523	5,050,134	5,050,134	5,050,134

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Performance Ratios:
Return on average assets (1)	0.75%	0.31%	0.55%	0.40%	0.27%
Return on average equity (1)	5.19%	2.41%	5.02%	3.58%	2.48%
Interest rate spread (2)	2.43%	2.47%	2.70%	2.75%	2.92%
Net interest margin (3)	2.48%	2.53%	2.75%	2.79%	2.96%
Noninterest expense to average assets (1)	2.60%	2.61%	2.67%	2.74%	2.46%
Efficiency ratio (4)	82.34%	84.64%	73.56%	79.67%	59.27%
Average interest-earning assets to
average interest-bearing liabilities	109.29%	109.16%	106.17%	105.06%	105.08%
Average equity to average assets	14.37%	12.83%	10.98%	11.07%	11.05%

Bank Capital Ratios:
Tangible capital	12.07%	11.56%	9.37%	9.18%	9.24%
Core capital	12.07%	11.56%	9.37%	9.18%	9.24%
Total risk-based capital	26.72%	26.17%	20.36%	19.64%	19.05%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	4.87%	5.39%	5.34%	5.44%	5.62%
Nonperforming assets as a percent
of total assets	2.60%	2.79%	2.98%	3.15%	3.30%
Allowance for loan losses as a percent
of total loans	2.09%	2.18%	2.10%	2.05%	1.95%
Allowance for loan losses as a percent
of nonperforming loans	42.83%	40.35%	39.37%	37.71%	34.64%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.56)%	0.13%	0.29%	0.26%	2.32%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2013:

Net income increased $626,000 to $970,000 for the quarter ended June 30, 2013, compared to net income of $344,000 for the quarter ended June 30, 2012.

Net interest income decreased $455,000, or 13.2%, to $3.0 million for the quarter ended June 30, 2013 as compared to $3.5 million for the quarter ended June 30, 2012.   A decrease of $797,000 in interest income was partially offset by a $342,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.19% at June 30, 2012 to 4.83% at June 30, 2013, a $27.3 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.14% at June 30, 2012 to 1.18% at June 30, 2013, partially offset by a $51.6 million increase in the average balance of investments over the same period.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.92% at June 30, 2012 to 0.62% at June 30, 2013.  Changes in interest rates are reflective of decreases in overall market rates.

The recovery of loan losses was $651,000 for the quarter ended June 30, 2013, compared to a provision for loan losses of $1.8 million for the same quarter in the prior year, representing a decrease of $2.5 million. The decrease in the provision for loan losses was primarily due to a $651,000 recovery in the current year quarter on a multi-family loan which had previously been charged off and which was paid off during the current period, as well as the overall improvement in asset quality.

Other income decreased $652,000, or 37.1%, to $1.1 million for the quarter ended June 30, 2013 from $1.8 million for the quarter ended June 30, 2012. The decrease in other income was primarily due to a $726,000 decrease in gain on sale of investments primarily due to a decreased level of sales of mortgage-backed securities and other available for sale investment securities during the current year quarter as compared to the same quarter in the prior year.

Noninterest expense increased $291,000, or 9.4%, from $3.1 million for the quarter ended June 30, 2012 to $3.4 million for the quarter ended June 30, 2013. The increase was primarily due to an increase of $305,000 in compensation and employee benefits. The increase in compensation and employee benefits expense was primarily due to the recognition of an IRS assessment in the current quarter for prior years’ payroll tax expense of $199,000, the addition of employees in the accounting department, and annual wage increases.

For the year ended June 30, 2013:

Net income increased $578,000 to $2.6 million for the year ended June 30, 2013, compared to net income of $2.0 million for the year ended June 30, 2012.

Net interest income decreased $1.4 million, or 9.8%, to $12.5 million for the year ended June 30, 2013 as compared to $13.9 million for the year ended June 30, 2012.   A decrease of $2.3 million in interest income was partially offset by a $937,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.33% at June 30, 2012 to 4.88% at June 30, 2013, an $18.2 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.21% at June 30, 2012 to 1.59% at June 30, 2013, partially offset by a $44.3 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.00% at June 30, 2012 to 0.73% at June 30, 2013.  Changes in interest rates are reflective of decreases in overall market rates during the year ended June 30, 2013.

The recovery of loan losses was $66,000 for the year ended June 30, 2013, compared to a provision for loan losses of $3.7 million for the prior year, a decrease of $3.7 million. The decrease in the provision for loan losses was primarily due to a $651,000 recovery in the current year on a multi-family loan which had previously been charged off and which was paid off during the current year, as well as the overall improvement in asset quality.

Other income decreased $488,000, or 9.8%, to $4.5 million for the year ended June 30, 2013 from $5.0 million for the year ended June 30, 2012. The decrease in other income was primarily due to an $830,000 decrease in gain on sale of investments, partially offset by a $325,000 increase in gain on sale of loans.  The decrease in gain on sale of investments was primarily due to a decreased level of sales of mortgage-backed securities and other available for sale investment securities during the current year as compared to the prior year. The increase in loan sales to Freddie Mac in the current year compared to the prior year was primarily due to an increase in refinancing activity as a result of the continued low interest rate environment.

Noninterest expense increased $1.2 million, or 9.3%, from $12.4 million for the year ended June 30, 2012 to $13.6 million for the year ended June 30, 2013. The increase was primarily due to increases of $577,000 in compensation and employee benefits, $235,000 in deposit insurance premium, $135,000 in data processing expense and $201,000 in other operating expenses in the year ended June 30, 2013 compared to the prior year.  The increase in compensation and employee benefits expense was primarily due to the recognition of an IRS assessment in the current quarter for prior years’ payroll tax expense of $199,000, the addition of employees in the accounting department, additional payroll expense associated with the implementation of a new core processing and branch network communication system, and annual wage increases. The increase in deposit insurance premium is reflective of an overall increase in average deposits in the current year compared to the prior year. The increase in data processing expense was primarily due to the implementation of a new branch network communication system and a new core processing system.

Total assets were $512.6 million at June 30, 2013, compared to $495.9 million at June 30, 2012.  Total assets increased $16.7 million, or 3.4%, primarily as a result of a $56.2 million increase in investment securities, partially offset by a $28.6 million decrease in loans. The increase in investment securities was the result of purchases of mortgage-backed securities and available for sale securities with the funds received in connection with the conversion from a mutual holding company form of organization to the stock holding company form on January 9, 2013. The decrease in loans was primarily the result of net payoffs totaling $9.3 million reduction in one- to four-family real estate loans, payoffs aggregating $8.0 million for performing commercial real estate loans, payoff of a multi-family loan totaling $896,000 and transfers to OREO totaling $3.2 million during the year ended June 30, 2013.

Total liabilities were $439.1 million at June 30, 2013, compared to $440.9 million at June 30, 2012.

Total stockholders’ equity was $73.5 million at June 30, 2013, compared to $55.0 million at June 30, 2012.  The increase was primarily the result of net proceeds from the stock conversion totaling $21.6 million, net income of $2.6 million for the year ended June 30, 2013, and a $612,000 contribution of cash by United Community MHC, partially offset by dividends paid of $2.4 million during the year, common stock acquired by the ESOP of $1.6 million, and unrealized losses on available for sale securities totaling $2.6 million during the year.  At June 30, 2013, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 filed with the SEC on September 7, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.